As filed with the Securities and Exchange Commission on December 4, 2020
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
__________________________
Lightspeed POS Inc.
(Exact name of Registrant as specified in its charter)
Canada	98-1137623
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
700 Saint-Antoine Street East, Suite 300
Montréal, Québec, Canada H2Y 1A6
(514) 907-1801
(Address of Registrant’s principal executive offices)
ShopKeep Inc. Amended and Restated 2011 Stock Option and Grant Plan
(Full title of plan)
Corporation Service Company
251 Little Falls Drive
Wilmington, New Castle County, DE 19808-1674
(302) 636-5400
(Name, Address and Telephone Number of Agent for Service)
_______________________

Copy to:
Laurie A. Cerveny, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 (617) 951-8527	Dan Micak, Esq. Lightspeed POS Inc. 700 Saint-Antoine Street East, Suite 300 Montréal, Québec, Canada H2Y 1A6 (514) 907-1801	Robert Carelli, Esq. David Tardif, Esq. Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Québec, Canada H3B 3V2 (514) 397-3000
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Subordinate Voting Shares	1,226,214	$6.40	(3)	$7,847,769.60	(3)	$856.19
Total	1,226,214			$7,847,769.60		$856.19

(1)
Lightspeed POS Inc. (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register the issuance of an aggregate of 1,226,214 Subordinate Voting Shares of the Registrant (“Subordinate Voting Shares”), which are issuable pursuant to the ShopKeep Inc. Amended and Restated 2011 Stock Option and Grant Plan, as may be amended from time to time (the “ShopKeep Plan”). The Registrant has assumed the options issued under the ShopKeep Plan pursuant to the Merger Agreement (as defined below).

(2)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Subordinate Voting Shares that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price of $6.40 per Subordinate Voting Share represents the weighted average of the exercise prices for outstanding options as of November 24, 2020 under the ShopKeep Plan.

EXPLANATORY NOTE

On November 25, 2020 (the “Closing Date”), the Registrant completed the previously announced acquisition contemplated by the Agreement and Plan of Merger and Reorganization, dated as of November 4, 2020 (as amended, restated or supplemented from time to time, the “Merger Agreement”), by and among the Registrant, Harmony Merger Sub Inc., a Delaware corporation (“First Merger Sub”), Lightspeed Commerce USA Inc., a Delaware corporation (“Second Merger Sub”), ShopKeep Inc., a Delaware corporation (“ShopKeep”), and Shareholder Representative Services LLC, as the Stockholders’ Representative. Pursuant to the Merger Agreement, (i) First Merger Sub, a wholly owned subsidiary of the Registrant, merged (the “First Merger”) with and into ShopKeep, with ShopKeep as the surviving corporation (the “First Surviving Corporation”), and (ii) immediately following the First Merger, the First Surviving Corporation merged (the “Second Merger” and, together with the First Merger, the “Mergers”) with and into Second Merger Sub, a wholly owned subsidiary of the Registrant, with Second Merger Sub as the surviving corporation (the “Second Surviving Corporation”). As a result of the Mergers, the separate corporate existences of First Merger Sub and ShopKeep ceased and the Second Surviving Corporation continued as wholly owned subsidiary of the Registrant.
In accordance with the Merger Agreement, the Registrant assumed the ShopKeep Plan and each outstanding option to purchase ShopKeep common stock (each, an “Assumed Option” and collectively, the “Assumed Options”) under the ShopKeep Plan. Each Assumed Option was converted into an option to purchase Subordinate Voting Shares, subject to adjustment for (i) the number of shares underlying each Assumed Option and (ii) the exercise price of each such Assumed Option, in each case pursuant to the option exchange ratio set forth in the Merger Agreement.
The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering up to 1,226,214 of its Subordinate Voting Shares issuable upon the exercise of the Assumed Options.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.      Incorporation of Documents by Reference
The following documents, or excerpts thereof as indicated, filed by Lightspeed POS Inc. (the “Company,” “Lightspeed,” “us”, “we” or “our”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)            the Company’s prospectus dated September 10, 2020, filed with the Commission on September 11, 2020 pursuant to Instruction II.L. of Form F-10, relating to the Company’s registration statement on Form F-10 (File No. 333-248676) and all reports subsequently incorporated by reference therein until the date hereof (including reports on Form 6-K if so incorporated); and
(b)            the description of the Subordinate Voting Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(b) on September 9, 2020, together with any amendment thereto filed with the Commission for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Company hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.
Item 4.   Description of Securities
Not applicable.
Item 5.   Interests of Named Experts and Counsel
Not applicable.
Item 6.   Indemnification of Directors and Officers
Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.
However, indemnification is prohibited under the CBCA unless the individual:
•
acted honestly and in good faith with a view to our best interests, or, as the case may be, the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.
Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.
Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity. To that effect, we maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.
Our by-laws also authorize us to execute agreements for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity. To that effect, we have entered into indemnity agreements with our directors and officers (each, an “Indemnified Party”) which provide, among other things, that we will indemnify an Indemnified Party to the fullest extent permitted by law from and against all losses, liabilities, claims, damages, costs, charges and expenses incurred by such Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding which (i) is made or asserted against or affects the Indemnified Party or in which the Indemnified Party is required by law to participate or in which the Indemnified Party participates at our request or where the Indemnified Party is made a witness or participant in any other respect in any such proceeding, and (ii) arises because the Indemnified Party is our director or officer (or serves in a similar capacity) or our former director or officer (or served in a similar capacity).
In addition, our Board of Directors has authorized us to indemnify and hold harmless our directors and officers in connection with any secondary sales effected by such persons in a public offering undertaken by the Company.
Item 7.    Exemption From Registration Claimed
Not applicable.
Item 8.    Exhibits
The following exhibits are filed as part of this Registration Statement:
Exhibit No.	Description	Incorporated by Reference
		Form	Date	Number

4.1	Specimen Subordinate Voting Shares Certificate	S-8	9-30-20	4.1

4.2	Restated Articles of Incorporation of the Company	S-8	9-30-20	4.2

4.3	By-Laws of the Company	S-8	9-30-20	4.3

5.1*	Opinion of Stikeman Elliot LLP

23.1*	Consent of Stikeman Elliot LLP (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	ShopKeep Inc. Amended and Restated 2011 Stock Option and Grant Plan
________________
* Filed herewith.

Item 9.                          Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Country of Canada, on December 4, 2020.
LIGHTSPEED POS INC.

By:	/s/ Dax Dasilva
Name:	Dax Dasilva
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes Dax Dasilva and Brandon Nussey as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Dax Dasilva	Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2020
Dax Dasilva

/s/ Brandon Nussey	Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2020
Brandon Nussey

/s/ Patrick Pichette	Director and Chairman of the Board of Directors	December 4, 2020
Patrick Pichette

/s/ Manon Brouillette	Director	December 4, 2020
Manon Brouillette

/s/ Jean Paul Chauvet	Director	December 4, 2020
Jean Paul Chauvet

/s/ Marie-Josée Lamothe	Director	December 4, 2020
Marie-Josée Lamothe

/s/ Paul McFeeters	Director	December 4, 2020
Paul McFeeters

/s/ Merline Saintil	Director	December 4, 2020
Merline Saintil

/s/ Rob Williams	Director	December 4, 2020
Rob Williams

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on December 4, 2020.
LIGHTSPEED POS USA, INC.
(Authorized Representative in the United States)

By:	/s/ Dax Dasilva
	Name:	Dax Dasilva
	Title:	President & Director